GRAINGER REPORTS RESULTS FOR THE 2015 FIRST QUARTER
Revises 2015 Guidance
Quarterly Summary

•	Sales of $2.4 billion, up 2 percent

•	Operating earnings of $351 million, down 1 percent

•	EPS of $3.07, flat to prior year

•	Adjusted EPS of $3.10, up 1 percent excluding $0.03 per share restructuring costs

•	Repurchased 634,000 shares

CHICAGO, April 16, 2015 - Grainger (NYSE: GWW) today reported results for the 2015 first quarter ended March 31, 2015. Sales of $2.4 billion increased 2 percent versus $2.4 billion in the first quarter of 2014. There were 63 selling days in the 2015 first quarter, the same number as the 2014 first quarter. Net earnings for the quarter declined 3 percent to $211 million versus $217 million in 2014. Earnings per share of $3.07 were flat versus 2014.

“This was a challenging quarter. Our results were affected by continued headwinds from the strong U.S. dollar and weakness in the oil and gas sector in North America. We remain encouraged by the growth achieved with large customers in our U.S. multichannel business and the customer acquisition strategy that is fueling our single channel online businesses,” said Chairman, President and Chief Executive Officer Jim Ryan. Ryan added, “Given the opportunity for share gain and the solid progress we are making with our productivity initiatives, we continued to invest in growth and infrastructure programs. This included the addition of 80 sales representatives, more inventory management installations and expanding our supply chain.”

“Earlier today, we announced plans to permanently change our capital structure by taking on debt and buying back $3 billion in stock over the next three years. This change reflects our confidence in the business and our strategy,” Ryan concluded. The company is expected to buy back an incremental $1 billion of stock in 2015, beyond the $400 million previously announced. The incremental share repurchases in 2015 are expected to be accretive to 2015 earnings in the range of $0.08 to $0.12 per share. The company also plans to add approximately 400 new sales representatives in 2015, double the original number announced in late 2014. To reflect these changes and the expectation of slower macroeconomic growth, Grainger updated its 2015 guidance. The company now expects 1 to 4 percent sales growth and earnings per share of $12.25 to $12.95. The company’s previous 2015 guidance, issued on January 26, 2015, included 3 to 7 percent sales growth and earnings per share of $12.60 to $13.60.

Company
Sales increased 2 percent in the 2015 first quarter versus the prior year. Results for the quarter included a 1 percentage point increase from acquisitions and a 3 percentage points reduction from foreign exchange. Excluding acquisitions and foreign exchange, organic sales increased 4 percent driven exclusively by volume growth.

Company operating earnings of $351 million for the 2015 first quarter declined 1 percent versus the 2014 quarter. This decrease was driven by lower gross profit margins in Canada and the Other Businesses as well as negative expense leverage in Canada. Operating expenses for the company increased 3 percent including $33 million in incremental growth and infrastructure spending during the quarter.

The company has two reportable business segments, the United States and Canada, which represented approximately 88 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe, and Latin America and the single channel online businesses are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment increased 4 percent in the 2015 first quarter versus the prior year driven by 2 percentage points from volume, 1 percentage point from sales of Ebola related safety products and 1 percentage point from increased sales to Zoro, the single channel online business in the United States. Sales to customers in the Commercial, Light Manufacturing, Retail, Government and Heavy Manufacturing customer end markets contributed to the sales increase in the quarter.

Operating earnings for the U.S. segment increased 4 percent in the quarter driven by the 4 percent sales growth and positive expense leverage, partially offset by lower gross profit margins. Gross profit margins for the quarter declined 0.4 percentage point primarily driven by higher sales to Zoro, reflecting the lower transfer price used to account for these intersegment sales. Excluding sales to Zoro, gross profit margins were essentially flat versus the prior year. The positive expense leverage in the quarter was driven by productivity from indirect purchasing programs, improved profitability from KeepStock installations and continued leverage of the U.S. branch network which offset incremental growth and infrastructure spending of $22 million.

Canada
First quarter 2015 sales for Acklands-Grainger decreased 8 percent in U.S. dollars but were up 3 percent in local currency. The 3 percent sales increase in local currency consisted of 7 percentage points from WFS Enterprises, Inc. (WFS) acquired on September 2, 2014, and 2 percentage points from price. This growth was partially offset by a 5 percentage points decline in volume and a 1 percentage point decline from lower sales of seasonal products. The 5 percent decline in volume was driven by lower sales to the Oil and Gas, Construction, Reseller, Commercial, Retail and Heavy Manufacturing customer end markets, partially offset by growth to customers in the Utilities, Light Manufacturing, Transportation, Forestry, Mining and Government customer end markets. The business in Canada continues to be affected by weak oil and gas prices and lower commodity prices. Sales in the province of Alberta, which represents slightly more than a third of the company’s business in Canada, were down in the mid-teens in local currency versus the prior year. Sales growth for all provinces except Alberta and British Columbia was positive in local currency versus the prior year.

Operating earnings in Canada declined 56 percent in the 2015 first quarter, primarily driven by the 8 percent sales decline, a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 0.7 percentage point versus the prior year. Excluding WFS, gross profit margins were flat versus the prior year, with price increases and higher freight revenue offsetting unfavorable foreign exchange from products sourced from the United States. Operating expenses increased 3 percent consisting of incremental costs from WFS, higher ongoing and one-time costs related to the relocation to the new Toronto distribution center and incremental spending for the SAP implementation in Canada.

Other Businesses
Sales for the Other Businesses increased 8 percent, 21 percent in local currency, for the 2015 first quarter versus the prior year. This performance consisted of 21 percentage points of growth from volume and price, partially offset by a 13 percentage points decline from foreign exchange. Local currency sales growth in the Other Businesses was driven by the single channel online businesses in the United States and Japan, and the multichannel business in Mexico.

Operating earnings for the Other Businesses were $10 million in the 2015 first quarter versus $8 million in the prior year. This performance included strong results from Zoro U.S. and the business in Japan, along with reduced losses in China. The increase was partially offset by startup costs for the single channel online business in Europe. In addition, costs associated with the previously announced shutdown of the business in Brazil and planned restructuring expenses for Fabory in Europe offset earnings in the first quarter and are expected to continue into the second half of 2015. The charges related to Brazil and Fabory resulted in a reduction to earnings per share of approximately $0.02 and $0.01 in the quarter, respectively, and are excluded from company guidance. For the full year, planned shutdown costs for Brazil and restructuring costs for Fabory are estimated to be approximately $0.09 and $0.04 per share, respectively.

Other
Other income and expense was a net expense of $4 million in the 2015 first quarter versus $3 million in the 2014 first quarter. For the quarter, the effective tax rate in 2015 was 38.4 percent versus 37.7 percent in 2014.  The increase was primarily due to more earnings in the United States versus other jurisdictions with lower tax rates. The company is currently projecting an effective tax rate of 37.7 to 38.8 percent for the year 2015.

Cash Flow
Operating cash flow was $156 million in the 2015 first quarter versus $168 million in the 2014 first quarter. The company used the cash generated during the quarter, along with cash on hand, to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $99 million in the 2015 first quarter versus $66 million in the first quarter of 2014. In the 2015 first quarter, Grainger returned $223 million to shareholders through $73 million in dividends and $150 million to buy back 634,000 shares of stock.

About Grainger
W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2015 first quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements

“This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “plan(s)”, “earnings per share guidance”, “sales guidance”, “currently projecting”, “working on extending”, “to better position” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.”

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2015	2014
Net sales	$2,439,661	$2,385,627
Cost of merchandise sold	1,345,918	1,309,656
Gross profit	1,093,743	1,075,971

Warehousing, marketing and administrative expense	742,496	721,632
Operating earnings	351,247	354,339

Other income and (expense)
Interest income	192	640
Interest expense	(1,636)	(2,863)
Other non-operating income	(2,164)	(503)
Total other expense	(3,608)	(2,726)

Earnings before income taxes	347,639	351,613

Income taxes	133,493	132,558

Net earnings	214,146	219,055

Net earnings attributable to noncontrolling interest	3,131	2,402

Net earnings attributable to W.W. Grainger, Inc.	$211,015	$216,653

Earnings per share -Basic	$3.11	$3.11
-Diluted	$3.07	$3.07
Average number of shares outstanding -Basic	67,230	68,700
-Diluted	67,982	69,677

Diluted Earnings Per Share
Net earnings as reported	$211,015	$216,653
Earnings allocated to participating securities	(2,213)	(2,919)
Net earnings available to common shareholders	$208,802	$213,734
Weighted average shares adjusted for dilutive securities	67,982	69,677
Diluted earnings per share	$3.07	$3.07

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Sales
United States	$1,971,455	$1,897,311
Canada	234,530	254,297
Other Businesses	297,800	274,906
Intersegment sales	(64,124)	(40,887)
Net sales to external customers	$2,439,661	$2,385,627

Operating earnings
United States	$366,089	$353,687
Canada	9,387	21,296
Other Businesses	9,526	8,475
Unallocated expense	(33,755)	(29,119)
Operating earnings	$351,247	$354,339

Company operating margin	14.4%	14.9%
ROIC* for Company	32.6%	33.8%
ROIC* for United States	49.3%	51.0%
ROIC* for Canada	5.7%	14.2%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $96.3 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $389.5 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2015	December 31, 2014
Cash and cash equivalents	$243,427	$226,644
Accounts receivable – net	1,198,153	1,172,924
Inventories - net	1,328,395	1,356,396
Prepaid expenses and other assets	114,775	150,198
Deferred income taxes	61,891	61,387
Total current assets	2,946,641	2,967,549
Property, buildings and equipment – net	1,306,962	1,324,346
Deferred income taxes	13,493	16,718
Goodwill	481,536	506,905
Other assets and intangibles – net	462,340	468,734
Total assets	$5,210,972	$5,284,252
Liabilities and Shareholders’ Equity
Short-term debt (1)	$231,533	$56,896
Current maturities of long-term debt	25,416	23,404
Trade accounts payable	513,551	554,088
Accrued compensation and benefits	163,512	191,696
Accrued contributions to employees’ profit sharing plans (2)	42,596	178,076
Accrued expenses	246,145	245,300
Income taxes payable	74,792	12,256
Total current liabilities	1,297,545	1,261,716
Long-term debt	371,070	404,536
Deferred income taxes and tax uncertainties	92,141	95,455
Employment-related and other non-current liabilities	239,947	238,444
Shareholders' equity (3)	3,210,269	3,284,101
Total liabilities and shareholders’ equity	$5,210,972	$5,284,252

(1)	Short-term debt increased $174 million due to an increase in the amount of commercial paper outstanding, issued for general working capital needs.
(2)	Accrued contributions to employees' profit sharing plans decreased $135 million primarily due to the annual cash contributions to the profit sharing plan.
(3)	Common stock outstanding as of March 31, 2015 was 66,920,726 shares as compared with 67,432,041 shares at December 31, 2014.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$214,146	$219,055
Provision for losses on accounts receivable	2,558	2,413
Deferred income taxes and tax uncertainties	1,732	(2,671)
Depreciation and amortization	52,411	45,776
Stock-based compensation	9,161	11,262
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(50,968)	(78,676)
Inventories	(2,808)	30,608
Prepaid expenses and other assets	34,433	6,564
Trade accounts payable	(7,326)	(13,497)
Other current liabilities	(160,239)	(146,616)
Current income taxes payable	62,893	92,410
Employment-related and other non-current liabilities	2,296	1,177
Other – net	(2,080)	(287)
Net cash provided by operating activities	156,209	167,518
Cash flows from investing activities:
Additions to property, buildings and equipment	(99,489)	(65,664)
Proceeds from sales of property, buildings and equipment	7,333	462
Other – net	(48)	13,023
Net cash used in investing activities	(92,204)	(52,179)
Cash flows from financing activities:
Net increase in short-term debt	176,047	38,508
Net decrease in long-term debt	(1,860)	(5,807)
Proceeds from stock options exercised	4,883	10,170
Excess tax benefits from stock-based compensation	4,319	6,807
Purchase of treasury stock	(149,992)	(150,553)
Cash dividends paid	(73,393)	(64,682)
Net cash used in financing activities	(39,996)	(165,557)
Exchange rate effect on cash and cash equivalents	(7,226)	(4,862)
Net change in cash and cash equivalents	16,783	(55,080)
Cash and cash equivalents at beginning of year	226,644	430,644
Cash and cash equivalents at end of period	$243,427	$375,564

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